Exhibit 10.9

Description of Compensation Arrangement

William J. Harnett, Chairman of the Board, WSB Holdings, Inc.

Chairman Harnett has been retained as a non-executive employee to serve as our Board Chairman and as an advisor to the CEO and Board.  In lieu of Board and committee fees paid to our non-employee directors, Mr. Harnett receives an annual salary of $150,000 and the use of a company-paid automobile, and is eligible to a receive a bonus as determined in the Board’s discretion.  Mr. Harnett is also entitled to certain other benefits in his capacity as a non-executive employee, including participation in the Bank’s 401(k) plan and life, group health and dental insurance plans on the same basis as other employees.  Mr. Harnett is also entitled to a change in control lump sum severance payment in the amount of $500,000 in the event his employment is involuntarily terminated, or if his level of compensation does not remain substantially the same (including bonus) and he voluntarily terminates his employment within 18 months following a change in control as defined by the Office of Thrift Supervision.